UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 27, 2005

Central Pacific Financial Corp.

(Exact name of registrant as specified in its charter)

Hawaii	0-10777	99-0212597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 South King Street, Honolulu, Hawaii		96813
(Address of principal executive offices)		(Zip Code)

(808)544-0500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

1.             On April 27, 2005, the Board of Directors of Central Pacific Financial Corp. (the “Board”) approved a long-term incentive package for senior executive officers of Central Pacific Financial Corp. (the “Company”) and Central Pacific Bank, the Company’s primary operating subsidiary, for 2005 - 2007.  For Executive Vice Presidents and above, other than the Chief Executive Officer, the package is comprised in equal parts of performance shares, stock appreciation rights, and contingent cash bonus awards.  The Chief Executive Officer received performance units payable in cash only.  Each of the awards was granted effective April 29, 2005.  The following table sets forth the maximum dollar value of the different components of the long-term incentives payable based on the Company’s performance from 2005 through 2007.

Name and Title	Maximum Dollar Value of Performance Shares	Maximum Dollar Value of Stock Appreciation Rights	Maximum Dollar Value of Contingent Cash Bonus Awards	Maximum Dollar Value of Performance Units
Clint Arnoldus Chief Executive Officer	N/A	N/A	N/A	$619,350
Neal K. Kanda President and Chief Operating Officer	$242,250	$242,250	$242,250	N/A
Dean K. Hirata Executive Vice President and Chief Financial Officer	$160,000	$160,000	$160,000	N/A
Douglas R. Weld Executive Vice President and Chief Credit Officer	$156,000	$156,000	$156,000	N/A
Alwyn S. Chikamoto Executive Vice President	$155,736	$155,736	$155,736	N/A
Blenn A. Fujimoto Executive Vice-President	$155,736	$155,736	$155,736	N/A
Denis K. Isono Executive Vice-President	$151,410.40	$151,410.40	$151,411	N/A

a.             The contingent cash bonus awards were granted under the Central Pacific Financial Corp. Long-Term Executive Incentive Plan (the “LTI Plan”), which is a three-year cash bonus plan.  Grants awarded under the LTI Plan are contingent on the Company meeting annual performance goals set by the Compensation Committee of the Board (the “Compensation Committee”) for the three-year performance period designated in the grant agreement.  The Compensation Committee has the authority to select the participants in the LTI Plan (including officers of the Company who are also directors), determine the size of the contingent bonuses (which may not exceed $2,000,000 in any year for any one participant), and establish the performance goals and criteria on which the bonuses are contingent.  For 2005 - 2007, the Compensation Committee designated earnings per share, credit quality, and efficiency ratio as the relevant performance criteria.  For each performance criteria, the Compensation Committee set minimum, target, and maximum goals.  20% of the bonus is contingent on the Company meeting its performance goals in 2005; 30% is contingent on the Company’s performance in 2006, and 50% is contingent on the Company’s performance in 2007.  Any long-term bonus earned will vest and be paid in 2008.

b.             The performance shares were granted under the Central Pacific Financial Corp. 2004 Stock Compensation Plan (the “2004 Stock Plan”), which was approved by shareholders in 2004.  The performance share grants are contingent on the Company meeting the same performance criteria and goals that the cash bonus awards are contingent on.  The performance shares vest on March 15, 2008.

c.             The stock appreciation rights (“SAR’s”) were also granted under the 2004 Stock Plan.  The SAR’s are contingent on the Company meeting the same performance criteria and goals that the cash bonus awards and performance shares are contingent on, except that the SAR’s for 2005 are based solely on the performance of the Company in 2005 and represent only one-third of the maximum value of the SAR’s shown in the table above.  New awards are anticipated in 2006 and 2007 for the remaining two-thirds of the maximum value of the SAR’s.  The awards made in 2005 vest in 2008, any awards made in 2006 will vest in 2009, and any awards made in 2007 will vest in 2010.

d.             The performance units granted to the Chief Executive Officer were also granted under the 2004 Stock Plan.  The performance units are contingent on the Company meeting the same performance criteria and goals that the awards to the other senior executive officers are contingent on.  The maximum number of performance units that the Chief Executive Officer can earn is 619,350.  Each performance unit has a value equal to $1.  The performance units vest on March 15, 2008.

2.             On April 27, 2005, the Board adopted the Central Pacific Financial Corp. LTI Plan, the details of which are described above.

3.             On April 27, 2005, the Board approved an amendment to the Central Pacific Financial Corp. 2004 Annual Executive Incentive Plan (the “Annual Bonus Plan”).  The Annual Bonus Plan was approved by shareholders in 2004.  The amendment clarifies the Compensation Committee’s discretion in establishing individual performance criteria and permits the Compensation Committee to determine the weighting of each annual incentive bonus award as between corporate performance objectives and individual unit/production objectives.  For 2005, the Board approved a mix of corporate performance objectives and individual performance objectives.  For the Chief Executive Officer and the President, 50% of the bonus is based on corporate performance objectives, and 50% is based on individual performance objectives.  For the Executive Vice Presidents, 60% of the bonus is based on corporate performance objectives, and 40% is based on individual performance objectives.  The corporate performance criteria are the same for all executives: earnings per share, credit quality, and efficiency ratio.

Individual performance criteria were established for each of the executives. The maximum bonus payable for each of the executives is as follows:

Name and Title	Maximum Bonus Payable
Clint Arnoldus Chief Executive Officer	$540,000
Neal K. Kanda President and Chief Operating Officer	$213,750
Dean K. Hirata Executive Vice President and Chief Financial Officer	$140,000
Douglas R. Weld Executive Vice President and Chief Credit Officer	$136,500
Alwyn S. Chikamoto Executive Vice President	$136,269
Blenn A. Fujimoto Executive Vice President	$136,269
Denis K. Isono Executive Vice President	$132,484

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date: May 3, 2005	/s/ Clint Arnoldus
Clint Arnoldus
Chief Executive Officer